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                                                            SEC FILE NUMBER
                                                                 0-2564
                                                        ------------------------
                                                             CUSIP NUMBER
                                                               87952A102
                                                        ------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check one):  [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
              [ ] Form N-SAR  [ ] Form N-CSR

     For Period Ended: December 31, 2003

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR

     For the Transition Period Ended:
                                     -------------------------------------------

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             Read Instructions (on back page) Before Preparing Form.
                              Please Print or Type.
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------
     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Telesource International, Inc.
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Full Name of Registrant

Sixth Business Service Group, Inc.
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Former Name if Applicable

860 Parkview Blvd.
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Address of Principal Executive Office (Street and Number)

Lombard, IL 60148
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        | (a)  The reason described in reasonable detail in Part III of this
        |      form could not be eliminated without unreasonable effort or
        |      expense;
        | (b)  The subject annual report, semi-annual report, transition report
        |      on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
   [X]  |      portion thereof, will be filed on or before the fifteenth
        |      calendar day following the prescribed due date; or the subject
        |      quarterly report or transition report on Form 10-Q, or portion
        |      thereof, will be filed on or before the fifth calendar day
        |      following the prescribed due date; and
        | (c)  The accountant's statement or other exhibit required by Rule
        |      12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

     The Company has not, without unreasonable effort and expense, been able to complete its Form 10-K for the period ended December 31, 2003 due to unforeseen delays in preparation of the filing. The completed filing is expected to be available within the requested fifteen-day extension.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Bud Curley, CFO                               (630)       620-4787 x 222
     -----------------------------------------  -----------  ------------------
                      (Name)                    (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  [X] Yes [ ] No

     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


================================================================================


                         Telesource International, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 2004                    By:   /s/ Bud Curley
                                           -------------------------------------
                                           Name:  Bud Curley
                                           Title: Chief Financial Officer